                                                                    EXHIBIT 3.24

                           THIRD AMENDED AND RESTATED
                      LIMITED LIABILITY COMPANY AGREEMENT

                                        OF

                            LOUISIANA GENERATING LLC

                                    dated as of

                                   March 22, 2000

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS .............................................................................     2

ARTICLE II FORMATION OF THE COMPANY ...............................................................     4

   2.1     Name ...................................................................................     4

   2.2     Principal Business Office ..............................................................     4

   2.3     Registered Office ......................................................................     4

   2.4     Registered Agent .......................................................................     4

   2.5     Purpose ................................................................................     4

   2.6     Company Term ...........................................................................     5

   2.7     Powers .................................................................................     5

   2.8     Units; Certificates of Ownership Interest; Applicability of Article 8 of UCC ...........     5

ARTICLE III MEMBERS ...............................................................................     5

   3.1     Members ................................................................................     5

   3.2     Other Business .........................................................................     5

   3.4     Admission of Additional Members ........................................................     5

   3.5     Member's Powers ........................................................................     5

ARTICLE IV MANAGEMENT .............................................................................     6

   4 1     Management .............................................................................     6

   4.2     Officers ...............................................................................     7

   4.3     Limited Liability ......................................................................     9

   4.4.    Exculpation and Indemnification ........................................................     9

ARTICLE V CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS ..................    10

   5.1     Capital Contributions ..................................................................    10
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   5.2     Additional Contributions ...............................................................    10

   5.3     Capital Accounts .......................................................................    10

   5.4     Allocation of Profits and Losses .......................................................    11

   5.5     Distributions ..........................................................................    11

ARTICLE VI BANKING, ACCOUNTING, BOOKS AND RECORDS .................................................    11

   6.1     Banking ................................................................................    11

   6.2     Maintenance of Accounts and Accounting Method ..........................................    11

   6.3     Company Tax Returns ....................................................................    11

   6.4     Fiscal Year ............................................................................    11

ARTICLE VII REPORTS TO MEMBERS ....................................................................    11

   7.1     Records, Audits and Reports ............................................................    11

   7.2     Reports to Members .....................................................................    12

ARTICLE VIII ASSIGNMENTS, DISSOLUTION AND TERMINATION OF THE COMPANY ..............................    13

   8.1     Assignment .............................................................................    13

   8.2     Dissolution ............................................................................    13

   8.3     Time for Liquidation ...................................................................    14

   8.4     Termination ............................................................................    14

ARTICLE IX MISCELLANEOUS ..........................................................................    14

   9.1     Notices ................................................................................    14

   9.2     Counterparts ...........................................................................    15

   9.3     Severability ...........................................................................    15

   9.4     Non-Waiver .............................................................................    15

   9.5     Applicable Law .........................................................................    15

   9.6     Entire Agreement .......................................................................    15

   9.7     Benefits of Agreement; No Third Party Rights ...........................................    16
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   9.8     Amendments .............................................................................    16
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                                    - iii -

                           THIRD AMENDED AND RESTATED
                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            LOUISIANA GENERATING LLC

         THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT has been entered into as of March 22, 2000 by NRG South Central Generating LLC, a Delaware limited liability company ("South Central") for the purpose of providing for the operation of Louisiana Generating LLC (the "Company").

                                R E C I T A L S

         WHEREAS, NRG Central U.S. LLC ("Central") and South Central Generation Holding LLC ("Holdings") each own 50% of the ownership interest in South Central and NRG Energy, Inc., a Delaware corporation ("NRG") owns 100% of each of Central and Holdings;

         WHEREAS, Zenergy, Inc. ("Zenergy"), a wholly owned subsidiary of Zeigler Coal Holding Company, Inc., a Delaware corporation ("Zeigler") and NRG (the "Initial Members") caused a Certificate of Formation of the Company (the "Certificate of Formation") to be filed with the Delaware Secretary of State under the name Louisiana Generating LLC on June 14, 1996;

         WHEREAS, the Initial Members executed that certain Limited Liability Company Agreement of the Company, dated June 14, 1996 (the "Original LLC Agreement") as amended and restated by that certain Amended and Restated Limited Liability Company Agreement of the Company which added Southern Energy-Cajun, Inc. ("SEI") as a member of the Company, effective October 7, 1996 (the "First Amended LLC Agreement");

         WHEREAS, the Company and, for certain provisions thereof NRG, has entered into the Fifth Amended and Restated Asset Purchase Agreement dated as of September 21, 1999 ("Asset Purchase Agreement") with Ralph R. Mabey, as Chapter 11 Trustee in Bankruptcy ("Trustee") of Cajun Electric Power Cooperative, Inc. ("Cajun Electric") for the acquisition by the Company (the "Acquisition") of substantially all of the non-nuclear assets of Cajun Electric (the "Assets");

         WHEREAS, NRG, Zeigler and Southern Electric International, Inc. ("Southern Electric") or their Affiliates entered into that certain Joint Development Agreement dated as of September 29, 1996 pursuant to which NRG, Zeigler and Southern Electric agreed to pursue the acquisition and ownership of the Assets (the "Joint Development Agreement");

         WHEREAS, SEI, NRG, Zeigler, Southern Electric and Zenergy entered into a Termination and Withdrawal Agreement by Zeigler Coal Holding Company dated March 12, 1999, pursuant to which Zenergy transferred 66 2/3% of its Ownership Interest in the Company to NRG and 33 1/3% of its Ownership Interest in the Company to SEI, resulting in NRG and SEI each holding 50% of the Ownership Interests of the Company;

         WHEREAS, NRG has exercised its right under the Joint Development Agreement to purchase all of SEI's Ownership Interest in the Company and has consummated such transaction;

         WHEREAS, NRG has transferred 100% of its Ownership Interest in the Company to Central and Holdings, and Central and Holdings transferred 100% of such Ownership Interest in the Company to South Central; and

         WHEREAS, South Central as the sole member of the Company, by execution of this Agreement, hereby continues the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.), as amended from time to time (the "Act") and this Agreement, hereby amends and restates in its entirety the Second Amended LLC Agreement.

                               A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing recitals and for the mutual agreements set forth herein, the Member, intending to be legally bound, hereby agrees as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used herein the following terms have the meanings set forth below:

         "Act" shall have the meaning set forth in the Recitals.

         "Acquisition" shall have the meaning set forth in the Recitals.

         "Affiliate" shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person (whereby "control" means the ability to elect a majority of directors of otherwise direct the management of such Person through contract or otherwise).

         "Agreement" shall mean this Third Amended and Restated Limited Liability Company Agreement of Louisiana Generating LLC, as the same may be amended or restated from time to time.

         "Assets" shall have the meaning set forth in the Recitals.

         "Asset Purchase Agreement" shall have the meaning set forth in the Recitals.

         "Cajun Electric" shall have the meaning set forth in the Recitals.

         "Capital Account" shall have the meaning set forth in Section 5.3.

         "Capital Contribution" shall mean, with respect to a particular Member, the amount of capital contributed or deemed to have been contributed by such Member to the Company pursuant to Article V.

         "Central" shall have the meaning set forth in the Recitals.

         "Certificate of Formation" shall have the meaning set forth in the Recitals.

         "Code" shall mean the Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (and/or any corresponding provision of any superseding revenue law).

         "Company" shall have the meaning set forth in the Preamble.

         "Covered Person" shall have the meaning set forth in Section 4.4(a).

         "Fair Market Value" shall mean the amount that an informed and willing purchaser under no compulsion to buy would pay to acquire the relevant interest(s) in the Company or property in an arm's-length transaction and which an informed and willing seller under no compulsion to sell would accept for such interest(s) or property in an arm's length transaction without taking into account any control premium, liquidity discount or the existence of any approval rights under this Agreement.

         "First Amended LLC Agreement" shall have the meaning set forth in the Recitals.

         "Fiscal Year" shall have the meaning set forth in Section 6.4.

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Holdings" shall have the meaning set forth in the Recitals.

         "Initial Members" shall have the meaning set forth in the Recitals.

         "Joint Development Agreement" shall have the meaning set forth in the Recitals.

         "Member" means NRG and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement.

         "NRG" shall have the meaning set forth in the Recitals.

         "Officers" shall have the meaning set forth in Section 4.2.

         "Original LLC Agreement" shall have the meaning set forth in the Recitals.

         "Ownership Interest" shall mean each Member's equity interest in the Company. The initial Ownership Interests of the Members are listed on Schedule 1 and may be revised from time to time as provided herein.

         "Person" shall mean any individual, entity, firm, corporation, partnership, association, limited liability company, joint-stock company, trust, or unincorporated organization.

         "Regulations" shall include proposed, temporary and final regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "South Central" shall have the meaning set forth in the Preamble.

         "Southern Electric" shall have the meaning set forth in the Recitals.

         "Trustee" shall have the meaning set forth in the Recitals.

         "Zeigler" shall have the meaning set forth in the Recitals.

         "Zenergy" shall have the meaning set forth in the Recitals.

                                   ARTICLE II

                            FORMATION OF THE COMPANY

         2.1      Name.

                  The name of the limited liability company heretofore formed and continued hereby is Louisiana Generating LLC.

         2.2      Principal Business Office.

                  The principal business office of the Company shall be located at 10719 Airline Highway, Baton Rouge, Louisiana 70895 or such other location as may hereafter be determined by the Member.

         2.3      Registered Office.

                  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

         2.4      Registered Agent.

                  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

         2.5 Purpose. The purpose of the Company is to: (a) consummate the Acquisition including participating in the financing of such Acquisition; (b) own and operate the Assets; and (c) engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplish its purposes and operate its business as described in this Section 2.5.

         2.6 Company Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware and shall continue until the Company's dissolution in accordance with the provisions of Article VIII of this Agreement.

         2.7 Powers. The Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in
Section 2.5 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

         2.8      Units; Certificates of Ownership Interest; Applicability of
Article 8 of UCC. Ownership Interests shall be represented by units ("Units"). The number of authorized Units shall be one thousand (1,000). All Ownership Interests shall be represented by certificates in such form as the Board of Directors shall from time to time approve, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof as the Board of Directors may from time to time determine. Ownership Interests shall be subject to the provisions of Article 8 of the Uniform Commercial Code as may be applicable from time to time.

                                   ARTICLE III

                                     MEMBERS

         3.1      Members.

                  a. The name and the mailing address of the Member are set forth on Schedule 1 attached hereto.

                  b.       The Member may act by written consent.

         3.3 Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

         3.4 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

         3.5 Member's Powers. Until the Directors are appointed, the Member shall manage the business and affairs of the Company and shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Member has the authority to bind the Company.

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                                   ARTICLE IV

                                   MANAGEMENT

         4.1      Management.

                  a. Board of Directors. Subject to Section 3.5, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors. The Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion. The initial number of Directors shall be three. Each Director elected, designated or appointed shall hold office until a successor is elected and qualified or until such Director's earlier death, resignation or removal. Directors need not be Members.

                  b. Powers. The Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board of Directors has the authority to bind the Company.

                  c. Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day's notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

                  d. Quorum; Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                  e. Electronic Communications. The Directors, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

                  f.       Committees of Directors.

                           (i)      The Board may, by resolution passed by a
majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

                           (ii)     In the absence or disqualification of a
member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

                           (iii)    Any such committee, to the extent provided
in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

                  g. Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                  h. Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed, with or without cause, by the Member, and any vacancy caused by any such removal may be filled by action of the Member.

                  i. Directors as Agents. To the extent of their powers set forth in this Agreement, the Directors are agents of the Company for the purpose of the Company's business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company.

         4.2      Officers.

                  a. Officers. The Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer elected or appointed by the Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

                  b. President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members, if any, and the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company; and (iii) as otherwise permitted in Section 4.2(c).

                  c. Vice President. In the absence of the President or in the event of the President's inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

                  d. Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and all meetings of the Members, if any, and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary's inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

                  e. Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer's transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer's inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

                  f. Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

                  g. Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

         4.3 Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.

         4.4.     Exculpation and Indemnification.

                  a. No Member, Officer, Director, employee or agent of the Company and no employee, representative, agent or Affiliate of the Member (collectively, the "Covered Persons") shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

                  b. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 4.4 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

                  c. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 4.4.

                  d. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

                  e. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

                  f. The foregoing provisions of this Section 4.4 shall survive any termination of this Agreement.

                                    ARTICLE V

             CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, DISTRIBUTIONS
                                 AND ALLOCATIONS

         5.1 Capital Contributions. The Member has contributed, or will contribute, to the Company the amount listed on Schedule 1 attached hereto.

         5.2 Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule 1 of this Agreement. The provisions of this Agreement, including this Section 5.2, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and no Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

         5.3 Capital Accounts. Each Member shall have a capital account (a "Capital Account") which account shall be (a) increased by the amount of cash and the Fair Market Value of any property (net of liabilities assumed by the Company and liabilities to which the property is subject) contributed by such Member to the Company, plus all items of income and gain of the Company allocated to such Member and (b) decreased by the amount of cash and the Fair Market Value of any property (net of liabilities assumed by the Member and liabilities to which the property is subject) distributed by the Company to such Member, plus all items of loss and deduction of the Company allocated to such Member. The Capital Accounts shall be maintained in good faith, in accordance with the principles embodied in Sections 704(b) and
(c) of the Code and the Regulations.

         5.4 Allocation of Profits and Losses. The net profits and net losses of the Company for each Fiscal Year shall be allocated to the Member.

         5.5 Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18- 607 of the Act.

                                   ARTICLE VI

                     BANKING, ACCOUNTING, BOOKS AND RECORDS

         6.1 Banking. All funds of the Company shall be deposited in such bank or money market accounts as shall be established by the President with the approval of the Member. Withdrawals from and checks drawn on, any such account shall be made upon the signature of the President or such other individuals as may be designated by the Member.

         6.2 Maintenance of Accounts and Accounting Method. The Company shall keep or cause to be kept at the office of the Company full and accurate accounts of the transactions of the Company in proper books of account. Such books and records shall be kept in accordance with GAAP.

         6.3 Company Tax Returns. The Company shall cause to be prepared and timely filed all tax returns required to be filed for the Company in the jurisdictions in which the Company is required to file tax returns for all applicable tax years, and shall furnish within a reasonable period after the end of each Fiscal Year (but in no event later than ninety (90) days after the end of such Fiscal Year) a statement of each Member's distributive share of income, gains, losses, deductions and credits for such Fiscal Year and such other information necessary for such Member to complete its applicable federal, state, local and foreign tax returns. The Officers may make, or refrain from making, any income or other tax elections for the Company which they deem necessary or advisable, including an election pursuant to Section 754 of the Code.

         6.4 Fiscal Year. Unless otherwise required by applicable law, the taxable and fiscal accounting year of the Company (the "Fiscal Year") shall end on the 31st day of December each year or such other date as agreed to in writing by the Members and as permitted by applicable law.

                                   ARTICLE VII

                               REPORTS TO MEMBERS

         7.1 Records, Audits and Reports. Complete books and records accurately reflecting the accounts, business, transactions and Members of the Company shall be maintained by the

Company at the Company's principal place of business. The books and records of the Company shall be open at reasonable business hours for inspection and copying by any Member or its duly authorized agents or representatives. The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The books of account and records of the Company shall be audited as of the end of each Fiscal Year by any nationally recognized accounting firm as shall have been selected by the Member.

         7.2      Reports to Members.

                  7.2.1 The Company shall cause to be prepared and mailed to each Member:

                           (a) as soon as practicable and in any event within thirty (30) days after the end of every quarterly accounting period of each Fiscal Year, an unaudited balance sheet of the Company as of the last day of such semi-annual period and the related statement of income, shareholders' equity and cash flows and reports of all distributions made to Members for such semi-annual periods and for the portion of the Fiscal Year ending with the last day of such quarter, setting forth in each case in comparative form corresponding unaudited figures from the preceding Fiscal Year (if applicable), prepared in all such cases in accordance with GAAP,

                           (b) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the end of such year and the related statements of income, shareholders' equity and cash flows, setting forth in comparative form corresponding figures from the preceding Fiscal Year, prepared in all such cases in accordance with GAAP, and accompanied by an audit report thereon of a nationally recognized accounting firm specified in Section 7.1;

                           (c)      an audit opinion of the Company's
         independent auditors selected pursuant to Sections 7.1 hereof relating to the financial statements described in clauses (a) and (b) hereof to the effect that such financial statements (except for the comparison to budget) have been prepared in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit of such consolidated financial statements has been performed in accordance with GAAP;

                           (d) such Member's closing Capital Account as of the end of such Fiscal Year; and

                           (e) a report indicating such Member's share of all items of income, gain, loss, deduction and credit of the Company for such Fiscal Year on a GAAP basis for financial reporting purposes.

                  7.2.2 Within thirty (30) days after the end of each quarter, the Company shall cause to be prepared and mailed to each Member a financial report setting forth such Member's closing Capital Account as of the end of such quarter and the manner of the calculation thereof.

                  7.2.3 At such time, the Company shall deliver at the Company's sole expense to each Member an estimate of such Member's share of all items of income, gain, loss, deduction and credit of the Company for such quarter and for the Fiscal Year to date for federal income tax purposes.

                  7.2.4 The above financial statements shall be accompanied by a certificate of the principal accounting or financial officer of the Company to the effect that such financial statements have been prepared under such officer's supervision and that, although such financial statements do not contain the footnotes and other disclosure required to be presented in interim financial statements by GAAP, such financial statements, in such officer's judgment, fairly present the financial condition and results of operations of the Company as of the date and for the periods indicated, subject to normal recurring year-end audit adjustments.

                  7.2.5 Each financial report delivered to the Members pursuant to this Section 7.2 shall (i) be prepared in accordance with GAAP, and
(ii) include comparisons with the corresponding amounts of the immediately prior Fiscal Year.

                                  ARTICLE VIII

                 ASSIGNMENTS, DISSOLUTION AND TERMINATION OF THE
                                     COMPANY

         8.1 Assignment. The Member may assign in whole or in part its Ownership Interest in the Company. If the Member transfers all of its Ownership Interest in the Company pursuant to this Section 8.1, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement.

         8.2      Dissolution.

                  a. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act or
(ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

                  b. The bankruptcy (as defined in Section 18-101(1) of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

                  c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

         8.3 Time for Liquidation. A reasonable time period shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses attendant upon such liquidation; provided, that, if reasonably practicable, the Company will make any liquidating distributions to the Members by the end of the Fiscal Year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation).

         8.4 Termination. Upon compliance with the foregoing distribution plan, the Company shall cease to be such and the Member shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of cancellation of the Company.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Notices. All notices to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon delivery if delivered in person; (ii) upon delivery if delivered by registered first class mail, return receipt requested; (iii) upon delivery if delivered by facsimile, telegram, or cable (if the day of receipt is a business day or if not on the next succeeding business day, and if written confirmation is immediately sent by reputable overnight delivery service); or (iv) on the first business day after sending by reputable overnight delivery service, to the addresses set forth below or to such other address as the Member may give notice of to the
Company:

                  (a)      if to the Company:

                           Louisiana Generating, LLC
                           10719 Airline Highway
                           Baton Rouge, Louisiana 70895

                           With a copy to the Member.

                           With a copy to:

                           Gibson, Dunn & Crutcher, LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: Steven P. Buffone
                           Facsimile: (212)351-4035

                  (b)      if to South Central:

                           NRG South Central Generating LLC
                           1221 Nicollet Mall, Suite 700
                           Minneapolis, Minnesota 55403-2445
                           Attention: Craig A. Mataczynski
                           Facsimile: (612) 373-5430

                           With a copy to:

                           NRG Energy, Inc.
                           1221 Nicollet Mall, Suite 700
                           Minneapolis, Minnesota 55403-2445
                           Attention: Vice President and General Counsel
                           Facsimile: (612) 373-5392

         9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.

         9.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

         9.4      Non-Waiver.

                  (a) The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

                  (b) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Member may have by law, statute, ordinance or otherwise.

         9.5 Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

         9.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements.

         9.7 Benefits of Agreement; No Third Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

         9.8 Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

         IN WITNESS WHEREOF, the undersigned has duly executed this Third Amended and Restated Limited Liability Company Agreement of LOUISIANA GENERATING LLC, as of the day and year first above written.

                                        NRG SOUTH CENTRAL GENERATING LLC

                                        By: NRG Central U.S. LLC

                                            By: NRG Energy, Inc.

                                            /s/ Craig A. Mataczynski
                                            -----------------------------------
                                            Name: Craig A. Mataczynski
                                            Title: Senior Vice President

                                        By: South Central Generation Holding LLC

                                            By: NRG Energy, Inc.

                                            /s/ Craig A. Mataczynski
                                            -----------------------------------
                                            Name: Craig A. Mataczynski
                                            Title: Senior Vice President

                                     SCHEDULE I

                                                              Amount of Capital
Member's Name and Address               Ownership Interests      Contribution
-------------------------               -------------------   -----------------
NRG South Central Generating, LLC              100%               $ 1,000
1221 Nicollet Mall, Suite 700
Minneapolis, Minnesota 55403-2445